Exhibit 10.7

FORWARD PURCHASE AGREEMENT

This Forward Purchase Agreement (this “Agreement”) is made and entered into as of this 15th day of September, 2021 by and between Onex Credit Finance II Corporation, a Delaware corporation (“Seller”) and Onex Falcon Direct Lending BDC Fund, a Delaware statutory trust that intends to elect to be regulated as a business development company (“Buyer”). (Buyer and Seller may be referred to individually herein as a “Party” and collectively as the “Parties”).

WHEREAS, Seller is currently the owner of the Purchased Assets (as defined below);

WHEREAS, Seller desires to sell the Purchased Assets and assign the Assumed Obligations (as defined below) to Buyer, and Buyer desires to purchase the Purchased Assets and to assume the Assumed Obligations from Seller, all on the terms and subject to the conditions set forth herein;

WHEREAS, such purchase and sale may be pursuant to an Assignment and Assumption Agreement (collectively, the “Assignment and Assumption Agreements”) in the form set forth in the credit agreement for the applicable Purchased Asset or Assumed Obligation (each, a “Credit Agreement”) (or if no such form is set forth in the applicable Credit Agreement, the standard Loan Syndication and Trading Association) as of a date no later than the Maturity Date (as defined herein) subject to the conditions and limitations described herein;

WHEREAS, the Parties intend that the purchase and sale transaction contemplated by this Agreement constitute a true and absolute sale transaction without recourse, except as expressly provided in this Agreement (including without limitation in Article 7);

NOW THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Buyer agree as follows:

1.    Sale of Portfolio Investments.

1.1    Purchased Assets. Upon the terms and subject to the conditions of this Agreement, Seller hereby agrees to and does sell, transfer, assign, convey and deliver to Buyer, and Buyer hereby agrees to and does purchase and assume from Seller, all of Seller’s right, title and interest in, to and under the following assets, each listed on Schedule I, wherever located:

(a)    each purchased contract including, to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the relevant Seller under the transaction documents against any person, whether known or unknown, arising under or in connection with the transaction documents or in any way based on or related to any of the foregoing;

(b)    the contact files relating to such purchased contracts, including but not limited to, the fully executed original of each related notes and the other transaction documents, to the extent such related documents have been executed and delivered, the original file-stamped (or the electronic equivalent of) Uniform Commercial Code financing statements and continuation statements (including amendments or modifications thereof) authorized by the applicable obligor thereof or by another person on such obligor’s behalf in respect of such contract.;

(c)    the equity securities, including warrants, if any; and

(d)    all other properties, assets and rights owned by Seller as of the Acquisition Date (as defined below), or in which Seller has an interest with respect to each of the assets set forth in Schedule I.

The assets referred to in this Section 1.1 are collectively referred to as the “Purchased Assets”.

1.2    Assumed Obligations. Buyer hereby agrees to and does assume the unfunded commitments (for the avoidance of doubt, only to the extent identified on the Schedule I) and all other obligations (other than the unfunded commitments) (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due) under the applicable transaction documents to the extent, and only to the extent, that (i) such obligations arise out of or relate to facts, events or circumstances arising or occurring on or after the Acquisition Date and (ii) such obligations arise out of or relate to Buyer’s or its subsidiaries’ failure to comply with the terms of any contract with respect to its or their obligations to satisfy any unfunded commitment assumed hereunder (collectively, the “Assumed Obligations”).

1.3    Excluded Obligations. Notwithstanding anything to the contrary contained in this Agreement, Buyer shall not, as a result of the transactions contemplated by this Agreement, assume or become liable for any obligations of Seller other than the Assumed Obligations, including (i) Seller’s breach of any contract relating to such Assumed Obligations, or (ii) taxes arising with respect to the Purchased Assets and the Assumed Obligations for or allocable to the period prior to the Acquisition Date, and Seller’s share of any transfer taxes (collectively, the “Excluded Obligations”).

1.4    True Sale. The Parties expressly intend that the purchase and sale transaction contemplated by this Agreement shall constitute an absolute conveyance of the Purchased Assets to Buyer without recourse, except as expressly provided in this Agreement (including without limitation in Article 7). In furtherance of the foregoing, on the Acquisition Date Seller shall update its books and records to reflect the fact that the Purchased Assets have been sold and that Seller no longer retains any ownership interest therein. The Parties agree not to take any action inconsistent with such treatment.

1.5    Purchase Timing. Each of the Purchased Assets and Assumed Obligations shall be acquired from Seller at the Forward Purchase Price (as defined below), in one or more transactions pursuant to an Assignment and Assumption Agreement for each such Purchase Asset and Assumed Obligation, on a pro rata basis (each such date of acquisition, an “Acquisition Date”) until all of the Purchased Assets and Assumed Obligations are acquired. Buyer shall provide a 4 business days’ prior written notice of each purchase hereunder and such notice shall include a calculation of the applicable Forward Purchase Price together with backup calculations therefor. Each such Purchased Asset and Assumed Obligation shall be sold without recourse and without representation or warranty except as herein provided and with all rights and obligations related thereto, including all rights and obligations of Seller pursuant to any Credit Agreements. For the avoidance of doubt, prior to an Event of Default hereunder, Seller may not dispose of any Purchased Asset or Assumed Obligation during the term of this Agreement except by selling them to Buyer pursuant to this Agreement.

1.6    Capital Condition. For the avoidance of doubt, the Parties agree that, notwithstanding any provision to the contrary herein, Buyer shall not be required to purchase or assume any Purchased Asset or Assumed Obligation unless and until the earlier of the date on which (a) the Capital Condition is satisfied or (b) Buyer waives the Capital Condition. “Capital Condition” means a condition that shall be satisfied on and after the date on which Buyer (i) receives aggregate subscriptions of $200,000,000 or greater or (ii) provides written notice to Seller that is has been waive.

2.    Purchase Price for the Purchased Assets and Assumed Obligation.

2.1    Forward Purchase Price. The purchase price for each Purchased Asset and Assumed Obligation shall be equal to the fair value of each Purchased Asset and Assumed Obligation, established by an independent third-party valuation firm mutually agreed upon by Seller and Buyer, as of September 13, 2021 (the “Valuation Date”), and approved by the Buyer’s Board of Trustees, in each case, as indicated in Schedule I; as may be adjusted to take into account (i) any principal amortization on the investments that has occurred between the Valuation Date and an Acquisition Date and (ii) the accrual interest income and the receipt of any cash and non-cash payments at any time beginning on the Valuation Date through and until one business day after the Acquisition Date (the “Forward Purchase Price”).

2.2    Payment of the Forward Purchase Price. The Forward Purchase Price with respect to a Purchased Asset or Assumed Obligation shall be paid by wire transfer on the Acquisition Date with respect to such Purchased Asset or Assumed Obligation, as applicable, to an account designated by Seller by written notice provided in accordance with the terms hereof.

3.    Term and Termination.

3.1    The term of this Agreement shall extend until (i) the first anniversary of its effective date (the “First Anniversary”), unless it has been extended in accordance with Section 3.2 or (ii) it has been terminated prematurely in accordance with Section 3.3 (the earlier of clauses (i) and (ii), the “Maturity Date”).

3.2    Extension of Term. Buyer may request that Seller agree to extend the term of this Agreement to a date not more than six calendar months after the First Anniversary, by sending a written request to Seller no later than sixty (60) days prior to the First Anniversary, or such shorter notice period as Seller may agree to accept, requesting that Seller agree to extend the term of this Agreement, Seller in its sole discretion may accept or reject the offer to extend the term of this Agreement, which acceptance, if any, will be in writing to Buyer within 15 days from such notice from Buyer and shall be binding on the Parties.

3.3    Early Termination. Notwithstanding anything to the contrary in Section 3.1 or Section 3.2, this Agreement may terminated at any time, or as of a date certain, by Seller providing written notice to Buyer if an Event of Default (as defined below) has occurred under this Agreement, which has not been cured within any available grace period.

3.4    Events of Default. An event of default (an “Event of Default”) shall have been deemed to occur, upon the occurrence of any of the following events:

(a)    Buyer has suspended or terminated its fund raising efforts prior to the earlier of the termination of this Agreement.

(b)    Buyer has materially breached this Agreement; provided that if such breach is capable of cure, as reasonably determined by Seller, and Buyer has provided a plan of cure that has been fully implemented within 30 days of such breach, such breach shall not be an Event of Default.

(c)    If any representation or warranty made by Buyer in this Agreement or any Assignment and Assumption Agreement shall have been untrue at the time such representation or warranty was made in any material respect.

(d)    Buyer or any of its senior executive officers involved in the performance of Buyer’s duties hereunder takes any action that constitutes fraud or criminal activity in connection with the performance of Buyer’s obligations under this Agreement or in connection with the general management of Buyer.

(e)    Buyer shall have (i) been dissolved or liquidated; (ii) become insolvent or unable to pay its debts as they become due; (iii) shall have made a general assignment, arrangement or composition with or for the benefit of its creditors; (iv) shall have instituted or have had instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation, which in the case of a proceeding instituted against it shall have remained undismissed and unstayed for thirty (30) days; (v) shall have had a resolution passed for its winding-up, official management or liquidation (other than pursuant to a consolidation, amalgamation or merger); (vi) shall have sought or become subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for it or for all or substantially all of its property; (vii) shall have had a secured party take possession of all or substantially all of its property or have a distress, execution, attachment, sequestration or other legal process (which legal process remains undismissed for thirty (30) days) levied, enforced or sued on or against all or substantially all of its property; (viii) shall have caused or become subject to any event with respect to which it, under the applicable laws of any jurisdiction, has an analogous effect to any of the events specified in clauses (i) to (viii) (inclusive); or (ix) shall have taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the foregoing acts.

3.5    Remedies. Seller may, at any time following an Event of Default, provide notice to Buyer of its intent to exercise one or more of the following remedies:

(a)    Subject to the right of Buyer set forth in clause (b) below, terminate this Agreement as provided in this Section 3.5, unless Buyer immediately purchases all of the Purchased Assets and Assumed Obligations from Seller at their Forward Purchase Price.

(b)    In the case of an Event of Default under Section 3.4 (other than Section 3.4(a)), liquidate, sell or dispose of some or all of the Purchased Assets and Assumed Obligations, free and clear of any obligations to or rights of Buyer; unless Buyer has provided written notice to Seller of its intent to purchase such Purchased Assets and Assumed Obligations for the Forward Purchase Price within 5 business days from the date on which Buyer obtained notice or knowledge of such Event of Default, and Buyer has so purchased such Purchased Assets and Assumed Obligations, or arranged for another party to so purchase, within 30 business days from the date of such notice given to Seller by Buyer.

(c)    Subject to the right of Buyer set forth in clause (b) above, cancel any obligation under this Agreement to transfer any Purchased Assets and Assumed Obligations to the Buyer, void or cancel any outstanding Assignment and Assumption Agreement related to a Purchased Asset or Assumed Obligation for which Buyer has not paid the Forward Purchase Price.

(d)    Claim against Buyer a “broken deal” fee with respect to any Purchased Assets and Assumed Obligations sold or disposed of by Seller pursuant to Section 3.5(b) equal in amount to the net difference between the Forward Purchase Price of all Purchased Assets and Assumed Obligations sold pursuant to such Section and the price Seller obtains in connection with such dispositions; provided that such dispositions are conducted on reasonable market terms in light of then existing market conditions and pursuant to arms’ length transactions.

(e)    Any other applicable rights under any other document or agreement contemplated herein.

4.    Representations and Warranties of Seller. Seller hereby represents and warrants to Buyer as follows as of the date hereof:

4.1    Ownership of Portfolio Investments. Seller will represent as of the Acquisition Date with respect to each Purchased Asset and Assumed Obligation that Seller has valid title to and ownership over such Purchased Asset and Assumed Obligation beneficially and of record, free and clear of all liens, charges, pledges, restrictions and encumbrances whatsoever of any kind or nature, except customary restrictions on transfer under applicable federal and state securities laws and as set forth in the respective agreements and liens released upon the sale hereunder.

4.2    Authorization; Enforceability. The execution, delivery and performance of this Agreement and Assignment and Assumption Agreements and the consummation of the transactions contemplated hereby, have been, or will be at the time of execution of such agreements, duly authorized by all necessary action on the part of Seller. This Agreement has been, and each Assignment and Assumption Agreement will be at the time it is executed, duly executed and delivered by Seller and this Agreement is, and the Assignment and Assumption Agreements will be, the legal, valid and binding obligations of Seller enforceable against Seller in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium, fraudulent conveyance and other similar laws affecting creditors’ rights generally.

4.3    Noncontravention. The execution, delivery and performance of this Agreement by Seller, and the consummation by Seller of the transactions contemplated hereby, will not conflict with, or result in the breach of any term of, or constitute a default under, or require the consent of any third party or governmental authority under, or create a lien, charge or other encumbrance on any of the Purchased Assets and Assumed Obligations or any note, mortgage, deed of trust or other agreement or instrument to which Seller is a party or by which Seller is bound, or any law or order, rule, regulation, judgment, decree, writ or injunction of any governmental body having jurisdiction or regulatory authority over Seller or any of its properties, assets or rights.

4.4    Filings. Except as set forth in writing on or prior to the Acquisition Date, including in a schedule to an Assignment and Assumption Agreement, no filings or registrations are required in connection with the transfer of the Purchased Assets and Assumed Obligations hereunder or thereunder.

4.5    Negotiated Terms. Each of the Purchased Assets and Assumed Obligations in transactions in which the only term negotiated by or on behalf of Seller and its affiliates was price in reliance on one of SMC Capital, Inc., SEC No-Action Letter (pub. avail. Sept. 5, 1995) or Massachusetts Mutual Life Insurance Company, SEC No-Action Letter (pub. avail. June 7, 2000).

5.    Representations and Warranties of Buyer. Buyer hereby represents and warrants to Seller as follows as of the date hereof:

5.1    Authorization; Enforceability. The execution, delivery and performance of this Agreement and Assignment and Assumption Agreements and the consummation of the transactions contemplated hereby and thereby have been, or will be at the time of execution of such agreements, duly authorized by all necessary action on the part of Buyer, including any necessary determination required by its Board of Trustees under the Investment Company Act of 1940, as amended. This Agreement has been, and each of the Assignment and Assumption Agreements will be, duly executed and delivered by Buyer and this Agreement is, and the Assignment and Assumption Agreements will be, the legal, valid and binding obligations of Buyer enforceable against Buyer in accordance with their terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium, fraudulent conveyance and other similar laws affecting creditors’ rights generally.

5.2    Noncontravention. The execution, delivery and performance of this Agreement by Buyer, and the consummation by Buyer of the transactions contemplated hereby, will not conflict with, or result in the breach of any term of, or constitute a default under, or require the consent of any third party or governmental authority under, or create a lien, charge or other encumbrance on any of the Purchased Assets and Assumed Obligations or any note, mortgage, deed of trust or other agreement or instrument to which Buyer is a party or by which Buyer is bound, or any law or order, rule, regulation, judgment, decree, writ or injunction of any governmental body having jurisdiction or regulatory authority over Buyer or any of its properties, assets or rights.

5.3    Investment Intent. Buyer is acquiring the Purchased Assets and Assumed Obligations for its own account for investment purposes and not with any view to, or for resale in connection with, any distribution or public offering in violation of the Securities Act of 1933, as amended (the “Act”).

5.4    Absence of Registration. Buyer understands that the Purchased Assets and Assumed Obligations have not been registered under the Act or applicable state securities laws, and that such Purchased Assets and Assumed Obligations are being sold hereunder in reliance on exemption from registration under the Act and applicable state securities laws.

5.5    Securities Laws Limitations on Resale. Buyer is fully informed and aware of the restrictions upon the resale of the Purchased Assets and Assumed Obligations (if securities) under the Act and any applicable state securities laws. Buyer understands that the Purchased Assets and Assumed Obligations (if securities) may not be resold unless they are registered under the Act and any applicable state securities laws or unless an exemption from such registration is available, that the availability of an exemption may depend on factors over which Buyer has no control, that unless so registered or exempt from registrations, the Purchased Assets and Assumed Obligations may be required to be held of an indefinite period and that the reliance of Seller upon the exemptions from registration referred to in Section 5.3 and this Section 5.5 is predicated in part upon the representations and warranties in this Article 5.

6.    Undertaking by Seller. Seller undertakes to deliver the Assignment and Assumption Agreements to the respective administrative agents on or before the Acquisition Dates and the receipt of the Forward Purchase Price with respect to each Purchased Asset and Assumed Obligation for purposes of having the applicable administrative agent take all action required for each Assignment and Assumption Agreement to become effective for purposes of the respective Credit Agreement as of the Acquisition Date with respect to such Purchased Asset and Assumed Obligation, provided however, the failure of any applicable administrative agent to take such action shall not diminish, impair or negate the binding effect of this Agreement or any Assignment and Assumption Agreement.

7.    Indemnification.

7.1    Indemnification by Seller. From and after the Acquisition Date and subject to the limitations of this Article 7, Seller shall indemnify and hold Buyer and its “Affiliates” (defined as any other person that directly or indirectly controls, is controlled by or is under common control with Buyer), its and their respective successors and assigns, and in each such case its and their respective present or former directors, trustees, officers, shareholders, employees and agents (“Buyer Indemnified Parties”) harmless from and against any and all losses at any time incurred by any Buyer Indemnified Party in connection with, resulting from, related to or arising from:

(a)    any material breach by Seller of any of its representations or warranties (with materiality determined, where applicable, by reference to the purchased contract that is the subject of the relevant representation or warranty) in this Agreement, the Assignment and Assumption Agreements, or in any other agreement entered into in connection with this Agreement;

(b)    any material breach or nonfulfillment of any agreement or covenant (in each case with materiality determined, where applicable, by reference to the purchased contract that is the subject of the relevant agreement or covenant) to be performed by Seller pursuant to this Agreement, the Assignment and Assumption Agreements, or in any other agreement entered into in connection with this Agreement;

(c)    any claim by an obligor or a third party in connection with Seller’s making or collecting loans or performing any transactions under the applicable transaction documents prior to or at the Acquisition Date; or

(d)    any failure by Seller to pay or perform, or any claim against a Buyer Indemnified Party by a third party that, if successful, would give rise to, any of the Excluded Obligations.

Notwithstanding anything to the contrary contained in this Agreement, Seller has made no representations or warranties, and therefore provide no indemnification, regarding: (i) the creditworthiness, solvency or financial ability of any obligor or guarantor or any other obligor, including any pledgor, any letter of credit issuer or insurer to pay or to perform any of its liabilities or obligations with respect to the Purchased Assets and Assumed Obligations, or (ii) any obligor’s or guarantor’s paying or performing pursuant to the terms of any purchased contract.

7.2    Indemnification by Buyer. From and after the Acquisition Date and subject to the limitations of this Article 7, Buyer agrees to indemnify and hold Seller and its Affiliates, including its and their respective successors and assigns, and in each case its and their respective present or former directors, officers, shareholders, employees and agents (“Seller Indemnified Parties”) harmless from and against any and all losses at any time incurred by the Seller Indemnified Party in connection with, resulting from, related to or arising from Buyer’s failure to comply with its obligations to fund any Assumed Obligations after the Acquisition Date.

7.3    Limitations on Indemnification.

(a)    Notwithstanding anything to the contrary contained in this Article 7, except in the case of fraudulent misrepresentation or a material breach of this Agreement, in no event shall Seller’s aggregate liability for losses that may be recovered by any Buyer Indemnified Party for any breach by Seller of any of its representations or warranties in this Agreement, the Assignment and Assumption Agreements, or in any other agreement entered into in connection with this Agreement exceed the portion of the Forward Purchase Price actually received by Seller.

(b)    Notwithstanding any provision in this Agreement to the contrary, in no event shall Buyer have any liability for any punitive, exemplary or special damages or opportunity costs, except to the extent awarded in connection with a third party claim.

(c)    Notwithstanding any provision in this Agreement to the contrary, all losses for which any Indemnified Party would otherwise be entitled to indemnification under Section 7.1 or Section 7.2 shall be reduced by the amount of insurance proceeds, indemnification payments and other third-party recoveries actually realized in respect of any losses incurred by such Indemnified Party. In the event any Indemnified Party is entitled to any insurance proceeds, indemnity payments or any third-party recoveries in respect of any losses for which such Indemnified Party is entitled to indemnification pursuant to Section 7.1 or Section 7.2, such Indemnified Party shall use reasonable efforts to obtain, receive or realize such proceeds, benefits, payments or recoveries. In the event that any such insurance proceeds, indemnification payments or other third-party recoveries are realized by an Indemnified Party subsequent to receipt by such Indemnified Party of any indemnification payment hereunder in respect of the claims to which such insurance proceeds, indemnification payments or other third-party recoveries relate, the Indemnified Party shall promptly remit all or the relevant portion of such indemnification payment to the Indemnifying Party.

(d)    In the event both Buyer and Seller are liable hereunder with respect to a loss that constitutes both an Assumed Obligation and an Excluded Obligation, the amount payable by Buyer and Seller with respect thereto shall be in such proportion as shall reflect the relative fault of each Party.

7.4    Notice of Claims. Promptly upon the sooner to occur of (a) a party’s acquisition of knowledge of facts or circumstances which could serve as the basis for a claim under this Article 7, or (b) receipt of notice of any claim, demand or assessment or the commencement of any suit, action, arbitration or proceeding in respect of which indemnity may be sought on account of the indemnity agreement contained in this Article 7, the party seeking indemnification (the “Indemnified Party”) shall give written notice to the party obligated to provide indemnification to such Indemnified Party (the “Indemnifying Party”) describing in reasonable detail the facts giving rise to any claim for indemnification hereunder and a reference to the provision of this Agreement or any other agreement, document or instrument executed hereunder or in connection herewith upon which such claim is based and within sufficient time to respond to such claim or answer or otherwise plea in such action; provided that failure to give such notice shall not relieve the Indemnifying Party of its obligations hereunder except to the extent it shall have been materially prejudiced by such failure.

7.5    Third Party Claims. In the event that any person not a party to this Agreement shall make any demand or claim or file or threaten to file any lawsuit, which demand, claim or lawsuit may result in any losses to one party hereto of the kind for which such party is entitled to indemnification pursuant to this Article 7, then, after written notice is provided by the Indemnified Party, the Indemnifying Party shall have the option, at its expense, to provide legal counsel for the Indemnified Party (such counsel shall be reasonably satisfactory to the Indemnified Party) to defend any such demand, claim or lawsuit. In effecting the settlement of any such demand, claim or lawsuit, an Indemnified Party shall act in good faith, shall consult with the Indemnifying Party and shall enter into only such settlement as the Indemnifying Party shall approve, which approval shall not be unreasonably withheld or delayed. The Indemnifying Party may settle any third party claim without the consent of the Indemnified Party provided that such settlement provides for a release of the Indemnified Party with respect to all such third party claims and does not contain any restriction on the activities of the Indemnified Party or any finding of fault. Each party will cooperate with the other party in connection with any claim, make personnel, books and records relevant to such claim available to the other party, and grant such authorizations or limited powers of attorney to the agents, representatives and counsel of such other party as such party may reasonably consider desirable in connection with the defense of any such claim.

7.6    General. The Indemnified Party shall be obligated in connection with any claim for indemnification under this Article 7 to use commercially reasonable efforts to mitigate all losses upon and after becoming aware of any event which could reasonably be expected to give rise to such losses. In addition, in the event that a claim is made against an Indemnified Party by a third-party and (i) an Indemnifying Party incurs costs or expenses for indemnification under this Article 7 in connection therewith, and (ii) any of such costs or expenses are chargeable by such Indemnified Party to an obligor (whether pursuant to contractual indemnification or otherwise), the Indemnified Party agrees to use reasonable commercial efforts to obtain such chargeable amounts from such obligor and remit such amounts to the Indemnifying Party promptly after receipt thereof.

7.7    Survival of Representations and Warranties. The representations, warranties and covenants of Seller and Buyer contained in this Agreement or in any agreement, certificate or instrument delivered pursuant to this Agreement shall survive beyond the Acquisition Date; provided, however, Seller or Buyer, as applicable, will have liability for any breach of their or its representations or warranties in this Agreement, the Assignment and Assumption Agreements, or in any other agreement entered into in connection with this Agreement only if, on or before the second anniversary of the Acquisition Date, Buyer or Seller, as applicable, notifies the other Party of a claim specifying the factual basis of such claim in reasonable detail (a “Claim Notice”); and provided, further, that in all cases, a party’s liability for such breach shall not terminate with respect to any claim for which such party has been given a Claim Notice prior to the expiration of such two-year period, until the final disposition of such claim.

7.8    Exclusive Remedies. Following the Acquisition Date and other than in the case of fraud of a party hereto, the indemnification provisions contained in this Article 7 will constitute the sole and exclusive recourse and remedy of the Buyer with respect to any breach of any of the representations or warranties by the Seller contained in this Agreement, the Assignment and Assumption Agreements, or in any other agreement entered into in connection with this Agreement or any covenants or other obligations contained in this Agreement to be performed prior to or at the Acquisition Date; provided, that nothing in this Agreement shall limit in any way the availability of specific performance, injunctive relief or other equitable remedies to which a party may otherwise be entitled.

8.    Notices. All notices, demands, instructions and other communications required or permitted to be given to or made upon either party hereto shall be in writing and shall be personally delivered or sent by registered, certified or express mail, postage prepaid, prepaid courier service or electronic mail (if the recipient has provided an email address), and shall be deemed to be given for purposes of this Agreement on the day that such writing is received by the intended recipient thereof in accordance with this Article 8. Such notice, demands, instructions and other communications shall be effective if delivered to such addresses as each party from time to time shall provide the other for notice purposes hereunder.

9.    Miscellaneous. This Agreement and the Assignment and Assumption Agreements contain the complete agreement among all of the parties hereto and thereto with respect to the purchase and sale of the Purchased Assets and Assumed Obligations and supersedes all prior agreements and understandings among the parties hereto and thereto with respect to the purchase and sale of the Purchased Assets and Assumed Obligations. This Agreement shall be governed by and construed in accordance with the laws of the State of New York. This Agreement and each of the Assignment and Assumption Agreements may be executed in any number of counterparts, and all of such counterparts of each such agreement together shall constitute one document. This Agreement and the Assignment and Assumption Agreements may be amended only by a written instrument signed by all of the parties hereto or thereto, as applicable.

10.    Survival. Any and all claims that Seller may have against Buyer hereunder, or in connection with this Agreement, for any failure of Buyer to pay any amount due by it hereunder or any failure by Buyer to purchase any Purchased Asset or Assumed Obligation hereunder in accordance with the terms hereof shall survive the termination of this Agreement.

11.    No Waivers of Rights hereunder; Rights Cumulative. No failure to exercise or delay in exercising, on the part of Seller, any of its options, powers or rights, or partial or single exercise thereof, shall constitute a waiver thereof. The remedies herein provided are cumulative and are not exclusive of any other rights or remedy provided by law, in equity, or under any agreement or instrument.

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IN WITNESS WHEREOF, the parties hereto have duly executed this Forward Purchase Agreement as of the date and year first above written.

Seller:

Onex Credit Finance II Corporation

By:	/s/ David Copeland
Name:	David Copeland
Title:	Managing Director

Buyer:

Onex Falcon Direct Lending BDC Fund

By:	/s/ Steven Gutman
Name:	Steven Gutman
Title:	General Counsel

Schedule I

PURCHASED ASSETS AND ASSUMED OBLIGATIONS

Company	Industry	Type of Investment	Acquisition Date	(Face Value - Paydowns) Outstanding Principal	(Original Invested Cost - Paydowns) Cost	(Remaining Cost + Accrued Interest) Fair Value	Maturity Date
Sontiq, Inc	Business equipment & services	First Lien Term Loan	5/28/2021	$7,980,000	$7,980,000	$8,176,090	3/1/2026
Wholesale Supplies Plus	Containers & glass products	First Lien Term Loan	6/15/2021	$19,048,175	$18,582,175	$18,632,044	4/27/2027
Wholesale Supplies Plus	Containers & glass products	Common	6/15/2021	$3,400,000	$3,400,000	$3,400,000
Engineered Controls International	Industrial equipment	First Lien Term Loan	6/23/2021	$9,945,449	$9,945,449	$10,107,477	11/5/2024
Connect America	Health care	First Lien Term Loan	6/30/2021	$21,086,957	$20,665,217	$21,016,667	6/30/2026
KeyData	Telecommunications	First Lien Term Loan	7/16/2021	$11,314,500	$11,046,315	$11,194,100	7/16/2026
KeyData	Telecommunications	Common—Class A	7/16/2021	$992,500	$988,750	$988,750
Schumacher Electric Corporation	Automotive	First Lien Term Loan	8/3/2021	$15,000,000	$14,850,000	$14,986,667	6/1/2027
Jackson Paper Manufacturing	Containers & glass products	First Lien Term Loan	8/26/2021	$12,380,000	$12,071,450	$12,119,680	8/26/2026
Total				$101,147,581	$99,529,357	$100,621,476

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